Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement"), dated as of July 26, 2010 (the "Execution Date), is made between STERLING JEWELERS INC., a Delaware corporation (the "Company"), and STEVEN J. BECKER (the "Executive").

WHEREAS, the Company is engaged in the business of operating a chain of retail jewelry stores in the United States (the "Business");

WHEREAS, the Executive is presently employed by the Company as its
Senior Vice President of Human Resources;

WHEREAS, the Company and the Executive previously entered into an Employment Agreement on August 31, 2006 (the "Prior Agreement") as amended on September 1, 2007 and December 6, 2007;

WHEREAS, the Company hereby desires to continue the employment of the Executive and to amend the Prior Agreement in its entirety; and

WHEREAS, the Executive desires to accept such continued employment subject to the terms and provisions of this Agreement;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and obligations hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Employment and Term.

(a) The Company hereby employs the Executive, and the Executive hereby accepts continued employment by the Company, in the capacities and on the terms and subject to the conditions set forth herein from the Execution Date until the date this Agreement is terminated by the Company or by the Executive pursuant to the terms of this Agreement (the "Term of Employment").

(b) The Company may terminate this Agreement for any reason, other than for Cause or by reason of the Executive's death or disability (as described in Section 4(a)), at any time by notifying the Executive in writing. In the event the Company terminates this Agreement pursuant to this Section l(b), the Company shall be obligated to (i) pay the Executive his Base Salary (as defined in Section 3 below) to the effective date of such termination, to the extent not already paid, (ii) pay the Executive for any Annual Bonus (as defined in Section 3 below) (which amount shall be paid during the period commencing on the 15th of April and ending on the 31st of May following the end of the applicable fiscal year of Signet Jewelers Limited (the parent of the Company, "Signet")) and/or Long Term Bonus (as defined below in Section 3 below) (which amount shall be paid in accordance with the long term incentive plan for executive officers then in effect, as approved by the Compensation Committee of Signet of its designee) earned by Executive for a completed fiscal year (or, in the case of the Long Term Bonus, a completed performance period) prior to the effective date of such termination but which remains unpaid as of the date of termination, (iii) pay the Executive the pro-rata portion of the Annual Bonus he would have been entitled to receive had he remained in employment through the end of the fiscal year during which such termination occurred, based on the portion of the fiscal year that has elapsed prior to such termination (which amount shall be paid during the period commencing on the 15th of April and ending on the 31st of May following the end of the applicable fiscal year of Signet), (iv) continue to pay to the Executive his Base Salary in effect on the last date of Executive's employment for twelve (12) months following such last date of employment, in accordance with the Company's standard payroll practices for executive officers, with each such payment hereby designated a separate payment, and (v) provide the Executive with a lump-sum payment equal to the cost of the COBRA premium for twelve (12) months of coverage at the same level as in effect

Exhibit 10.1

immediately prior to the date of termination in order to support the Executive's transition. The Executive shall continue to have the obligations provided for in Sections 6 and 7 hereof.

(c) The Term of Employment may also be terminated by the Executive at any time upon three hundred sixty (360) days' prior written notice to the Company. Upon such termination, the Company shall have no further obligations hereunder except to (i) pay the Executive his Base Salary to the effective date of such termination, to the extent not already paid, with each such payment hereby designated a separate payment, (ii) pay the Executive for any Annual Bonus (as defined in Section 3 below) (which amount shall be paid during the period commencing on the 15th of April and ending on the 31st of May following the end of the applicable fiscal year of Signet) and/or Long Term Bonus (as defined below in Section 3 below) (which amount shall be paid in accordance with the long term incentive plan for executive officers then in effect, as approved by the Compensation Committee of Signet or its designee) earned by the Executive for a completed fiscal year (or, in the case of the Long Term Bonus, a completed performance period) prior to the effective date of such termination but which remains unpaid as of the date of termination, and (iii) provide the Executive any other benefits to which he is entitled upon such termination. The Executive shall continue to have the obligations provided in Sections 6 and 7 hereof.

2. Duties. During the Term of Employment, the Executive shall serve as Senior Vice President of Human Resources of the Company. The Executive shall report to the Chief Executive Officer of the Company or such other officer of the Company as determined by the Chief Executive Officer of the Company in the sole discretion of the Chief Executive Officer of the Company. The Executive shall serve the Company faithfully and to the best of his ability in such capacity, as determined by the Chief Executive Officer of the Company, devoting substantially all of his business time, attention, knowledge, energy and skills to such employment. In addition, if elected, the Executive shall also serve during any part of the Term of Employment as any other officer or a director of the Company or any subsidiary corporation or parent corporation of the Company, without any compensation therefor other than as specified in this Agreement.

3. Compensation and Benefits. As full and complete compensation to the Executive for his execution and delivery of this Agreement and performance of the services required hereunder, the Company shall pay, grant or provide to the Executive, and the Executive agrees to accept:

(a) (i) a base salary, payable in accordance with the Company's standard payroll practices for executive officers, of $380,000 per annum ("Base Salary"); (ii) an annual bonus (the "Annual Bonus") of up to 70% of Base Salary, in accordance with the bonus plan then in effect for executive officers of the Company, as approved by the Compensation Committee of Signet or its designee, which Annual Bonus shall be paid during the period commencing on the 15th of April and ending on the 31st of May following the end of the applicable fiscal year of Signet; (iii) a long term incentive bonus, payable in accordance with the long term incentive plan for executive officers then in effect as approved by the Compensation Committee of Signet or its designee (which amount shall be paid in accordance with the long term incentive plan for executive officers then in effect, as approved by the Compensation Committee of Signet or its designee) (the "Long Term Bonus"), and (iv) options, restricted stock or other stock based awards, if any, as determined in the sole discretion of the Compensation
Committee of Signet or designee, in accordance with the Signet Jewelers Limited Omnibus Incentive Plan or the equity incentive plan then in effect; provided, however, that on or prior to each May 1 of each year, the Board of Directors of the Company, the Compensation Committee of Signet or its designee shall review the amount of the Executive's Base Salary then in effect and, in the absolute discretion of the Board, such committee or its designee, the Base Salary may be increased, but not decreased, from such amount, based upon the performance of the Executive and other factors as may be considered by the Board, such committee or its designee to be relevant from time to time;

(b) medical/dental, long term disability and life insurance benefits made available generally from time to time by the Company to executive officers that are comparable with, but no less favorable to the Executive than, those benefits in effect as of the date of this Agreement with respect to the Executive;

Exhibit 10.1

(c) such deferred compensation benefits as may be made available generally from time to time by the Company to executive officers of the Company upon the authorization and approval of the Compensation Committee of Signet; and

(d) such other perquisites and benefits as may be made available generally from time to time by the Company to executive officers of the Company.

No reimbursement or in-kind benefits provided under this Section 3 in respect of one taxable year shall affect the amounts payable in any other taxable year or shall be subject to liquidation or exchange for another benefit. Any reimbursements made to the Executive pursuant to this Agreement or otherwise shall be paid no later than the last day of the year following the year in which the expense was incurred.
4. Termination.

(a) Disability. In the event of any physical or mental disability during the Term of Employment which renders the Executive incapable of performing the services required of him for any period or periods aggregating six months during any twelve month period, the Company shall have the right, upon written notice to the Executive, to terminate the Executive's employment hereunder, effective upon the giving of such notice (or such later date as shall be specified in such notice). Upon such termination, the Company shall have no further obligations hereunder, except to (i) pay the Executive his Base Salary to the effective date of such termination, to the extent not already paid, with each such payment hereby designated a separate payment, (ii) pay the Executive for any Annual Bonus (which amount shall be paid during the period commencing on the 15th of April and ending on the 31st of May following the end of the applicable fiscal year of Signet) and/or Long Term Bonus earned by Executive for a completed fiscal year (or, in the case of the Long Term Bonus, a completed performance period) prior to the effective date of such termination but which remains unpaid as of the date of termination, (iii) pay the Executive the pro-rata portion of the Annual Bonus he would have been entitled to receive had he remained in employment through the end of the fiscal year during which such termination occurred, based on the portion of the fiscal year that has elapsed prior to such termination (which amount shall be paid during the period commencing on the 15th of April and ending on the 31st of May following the end of the applicable fiscal year of Signet), and (iv) provide the Executive any other benefits to which the Executive is entitled. For purposes of this Section 4(a), the Executive's physical or mental disability shall be determined in accordance with any disability plan of or applicable to the Company that is then in effect. The Executive shall continue to have the obligations provided for in Sections 6 and 7 hereof.

(b) Death. In the event of the death of the Executive during the Term of Employment, the Executive's employment and this Agreement shall automatically terminate and the Company shall have no further obligations hereunder, except to (i) pay the Executive's estate the Base Salary to the effective date of termination, to the extent not already paid, and for six (6) months following such date, payable in accordance with the Company's standard payroll practices for executive officers, with each such payment hereby designated a separate payment, (ii) pay the Executive's estate for any Annual Bonus (which amount shall be paid during the period commencing on the 15th of April and ending on the 31st of May following the end of the applicable fiscal year of Signet) and/or Long Term Bonus earned by Executive for a completed fiscal year (or, in the case of the Long Term Bonus, a completed performance period) prior to the date of death but which remains unpaid as of the date of death, (iii) pay the Executive's estate the pro-rata portion of the Annual Bonus the Executive would have been entitled to receive had he remained in employment through the end of the fiscal year during which such termination upon death occurred, based on the portion of the fiscal year that has elapsed prior to such termination (which amount shall be paid during the period commencing on the 15th of April and ending on the 31st of May following the end of the applicable fiscal year of Signet), and (iv) provide the Executive any other benefits to which the Executive is entitled.

(c) Cause. The Company shall have the right, upon written notice to the Executive, to terminate the Executive's employment under this Agreement for Cause (as hereinafter defined), effective upon the giving of such notice (or such later date as shall be specified in such notice), and the Company shall have no further obligations hereunder, except to pay the Executive his Base Salary to the effective date of termination, to the

Exhibit 10.1

extent not already paid, and the Executive shall continue to have the obligations provided in Sections 6 and 7 hereof.

For purposes of this Agreement, "Cause" means: (i) fraud, embezzlement, gross insubordination on the part of the Executive or any act of moral turpitude or misconduct (which misconduct adversely affects the business or reputation of the Company) by the Executive; (ii) conviction of or the entry of a plea of nolo contendere by the Executive for any felony; or (iii) a material breach of, or the willful failure or refusal by the Executive to perform and discharge, his duties, responsibilities or obligations under this Agreement.

5. Resignation upon Termination. Upon the termination of the Executive's employment hereunder for any reason, the Executive shall immediately be deemed to resign, and shall resign, from all offices and directorships held by him in the Company or any of its subsidiaries or affiliates and shall execute any and all documents reasonably necessary to effect such resignations as requested by the Company.

6. Confidentiality; Ownership of Developments.

(a) During the Term of Employment and for any time thereafter, the Executive shall keep secret and retain in strictest confidence and not divulge, disclose, discuss, copy or otherwise use or suffer to be used in any manner, except in good faith in connection with the Business of the Company and of any of the subsidiaries or affiliates of the Company, any trade secrets, confidential or proprietary information and documents or materials owned, developed or possessed by the Company or any of the subsidiaries or affiliates of the Company pertaining to the Business of the Company or any of the subsidiaries or affiliates of the Company, or any business the Company or any of its subsidiaries or affiliates is planning to conduct; provided, however, that such information referred to in this Section 6(a) shall not include information that is or has become generally known to the public or the jewelry trade without violation of this Section 6.

(b) The Executive acknowledges that all developments, including, without limitation, inventions (patentable or otherwise), discoveries, improvements, patents, trade secrets, designs, reports, computer software, flow charts and diagrams, data, documentation, writings and applications thereof relating to the Business or planned business of the Company or any of the subsidiaries or affiliates of the Company that, alone or jointly with others, the Executive may create, make, develop or acquire during the Term of Employment (collectively, the "Developments") are works made for hire and shall remain the sole and exclusive property of the Company and the Executive hereby assigns to the Company all of his right, title and interest in and to all such Developments.

(c) The provisions of this Section 6 shall, without any limitation as to time, survive the expiration or termination of the Executive's employment hereunder, irrespective of the reason for any termination.

7. Covenants Not to Solicit and Not to Compete. The Executive agrees that during the Term of Employment and for a period of one year commencing upon the last date of Executive's employment (the "Non-Competition Period"), the Executive shall not, directly or indirectly, without the prior written consent of the Company:

(a) solicit, entice, persuade or induce any employee, consultant, agent or independent contractor of the Company or of any of the subsidiaries or affiliates of the Company to terminate his or her employment or engagement with the Company or such subsidiary or affiliate, to become employed by any person, firm or corporation other than the Company or such subsidiary or affiliate or approach any such employee, consultant, agent or independent contractor for any of the foregoing purposes; or

(b) directly or indirectly own, manage, control, invest or participate in any way in, consult with or render services to or for any person or entity (other than for the Company or any of the subsidiaries or affiliates of the Company) which is engaged in the retail jewelry business; provided, however, that the restrictions of this Section 7(b) shall not extend to the ownership, management or control of a retail jewelry business by the

Exhibit 10.1

Executive following the termination of his employment with the Company provided that such activity is no less than sixty (60) miles distant from any retail jewelry store of the Company at the time of such termination of employment and provided, further, however, that the restrictions of this Section 7(b) shall not extend to the ownership of publicly traded securities in a company engaged in the retail jewelry business, provided that such ownership does not exceed I% of the outstanding voting securities of such company.

Notwithstanding anything to the contrary contained herein, in the event Executive terminates his employment upon less than three hundred sixty (360) days notice to the Company as required by Section l(c), the Non-Competition Period shall be extended by an amount of time equal to three hundred sixty (360) days less the amount of notice actually given by the Executive to the Company; provided, however, if such termination by Executive upon less than three hundred sixty (360) days notice is within sixty (60) days following a Change in Control (as defined below), Executive's obligations pursuant to clause (b) above shall continue for the Non-Competition Period without giving effect to the extension of time provided for herein. For purposes of this Agreement, a "Change in Control" shall mean: (i) the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization (other than Signet or an affiliate of Signet or the Company), if persons who were not shareholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization more than fifty percent (50%) of the voting power of the outstanding securities of each of (A) the continuing or surviving entity and (B) any direct or indirect parent corporation of such continuing or surviving entity or (ii) any person or group of related persons (other than Signet or an affiliate of Signet or the Company) shall acquire beneficial ownership of more than fifty percent (50%) of the voting power of all classes of stock of the Company. A transaction shall not constitute a "Change in Control" if its sole purpose is to change the state of the Company's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company's securities immediately before such transaction.

8. Specific Performance. The Executive acknowledges that the services to be rendered by the Executive are of a special, unique and extraordinary character and, in connection with such services, the Executive will have access to confidential information vital to the Company's Business and the subsidiaries and affiliates of the Company. By reason of this, the Executive consents and agrees that if the Executive violates any of the provisions of Section 6 or 7 hereof, the Company and the subsidiaries and affiliates of the Company would sustain irreparable injury and that monetary damages will not provide adequate remedy to the Company and that the Company shall be entitled to have Section 6 or 7 specifically enforced by any court having equity jurisdiction. Nothing contained herein shall be construed as prohibiting the Company or any of the subsidiaries or affiliates of the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from the Executive. The provisions of this Section 8 shall survive the expiration or termination of the Executive's employment hereunder, irrespective of the reason for any termination.

9. Entire Agreement. This Agreement embodies the entire agreement of the parties with respect to the Executive's employment and supersedes any other prior oral or written agreements, arrangements or understandings between the Executive and the Company. Subject to Section 14, this Agreement may not be changed or terminated orally but only by an agreement in writing signed by the parties hereto.

10. Governing Law; Jurisdiction.

(a) This Agreement shall be subject to, and governed by, the laws of the
State of Ohio applicable to contracts made and to be performed therein.

(b) Any action to enforce any of the provisions of this Agreement shall be brought in a court of the State of Ohio located in Summit County or in a Federal court located in Cleveland, Ohio. The parties consent to the jurisdiction of such courts and to the service of process in any manner provided by Ohio law. Each party irrevocably waives any objection which it may now or hereafter have to the venue of any such suit, action or proceeding brought in such court and any claim that such suit, action or proceeding has been brought in an inconvenient forum.

Exhibit 10.1

(c) The predominantly prevailing party in any action to enforce any of the provisions of this Agreement shall be entitled to reimbursement from the other party for its or his reasonable costs and expenses (including attorneys fees and expenses) incurred in connection with such action.

11. Assignability. The obligations of the Executive may not be delegated and the Executive may not, without the Company's written consent thereto, assign, transfer, convey, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any interest herein. Any such attempted delegation or disposition shall be null and void and without effect. The Company and the Executive agree that this Agreement and all of the Company's rights and obligations hereunder may be assigned or transferred by the Company to any successor to or affiliate of the Company.

12. Severability. If any provision of this Agreement or any part thereof, including, without limitation, Sections 6 and 7, as applied to either party or to any circumstances shall be adjudged by a court of competent jurisdiction to be void or unenforceable, the same shall in no way affect any other provision of this Agreement or remaining part thereof, which shall be given full effect without regard to the invalid or unenforceable part thereof, or the validity or enforceability of this Agreement.

If any court construes any of the provisions of Section 6 or 7, or any part thereof, to be unreasonable because of the duration of such provision or the geographic scope thereof, such court may reduce the duration or restrict or redefine the geographic scope of such provision and enforce such provision as so reduced, restricted or redefined.

13. Notices. All notices to the Company or the Executive permitted or required hereunder shall be in writing and shall be delivered personally, by telecopier or by courier service providing for next-day delivery or sent by registered or certified mail, return receipt requested, to the following addresses:

The Company:
Sterling Jewelers Inc.
375 Ghent Road
Akron, Ohio 44333
Fax: (330) 668-5191
Attn: Chief Financial Officer

with a copy to:
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Fax: (212) 310-8007
Attn: Amy Rubin

The Executive:
Steven J. Becker
Sterling Jewelers Inc.
375 Ghent Road
Akron, Ohio 44333

Either party may change the address to which notices shall be sent by sending written notice of such change of address to the other party. Any such notice shall be deemed given, if delivered personally, upon receipt; if telecopied, when telecopied; if sent by courier service providing for next-day delivery, the next business day following deposit with such courier service; and if sent by certified or registered mail, three days after deposit (postage prepaid) with the U.S. mail service.

Exhibit 10.1

14. Compliance with Code Section 409A. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Execution Date. A termination of employment shall not be deemed to have occurred for purposes of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a termination of employment, unless such termination is also a "separation from service" within the meaning of Section 409A and the payment thereof prior to a "separation from service" would violate Section 409A. For purposes of any such provision of this Agreement relating to any such payments or benefits, references to a "termination," "termination of employment" or like terms shall mean "separation from service." Notwithstanding any provision of the Agreement to the contrary, (i) if at the time of the Executive's termination of employment with the Company the Executive is a "specified employee" as defined in Section 409A Code and related Department of Treasury guidance and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company shall defer the commencement of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Executive) until the date that is six months and one day following the Executive's termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to the Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, the Company may (a) adopt such amendments to the Agreement, including amendments with retroactive effect, that the Company determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Agreement and/or (b) take such other actions as the Company determines necessary or appropriate to comply with the requirements of Section 409A of the Code and related Department of Treasury guidance. The Company shall consult with the Executive in good faith regarding the implementation of this Section 14; provided that neither the Company nor any of its employees or representatives shall have any liability to the Executive with respect thereto.

15. Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
16. Paragraph Headings. The paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

Exhibit 10.1

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

STERLING JEWELERS INC.
By:	/s/ Mark S. Light
Name:	Mark S. Light
Title:	President & CEO

/s/ Steven J. Becker
STEVEN J. BECKER